Exhibit 99.1
Sabine Royalty Trust
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JUNE
     Dallas, Texas, June 3, 2010 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.23659 per unit, payable on June 29, 2010, to unit holders of record on June 15, 2010. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for March 2010 and the gas production for February 2010. Preliminary production volumes are approximately 22,896 barrels of oil and 413,734 Mcf of gas. Preliminary average prices are approximately $78.12 per barrel of oil and $4.90 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	22,896	413,734	$78.12	$4.90

Prior Month	34,928	526,241	$73.67	$5.27
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of May, approximately $156,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, approximately $2,605,000 in revenue has been received.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541